 Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 25, 2013	OTC: SENR

Strategic Environmental & Energy Resources, Inc. Reports Third Quarter Operating Results and Discusses Paragon Technology Sales Progress

Strategic Environmental & Energy Resources, Inc. OTC (SENR) today announced its operating results for the third quarter and year-to-date period ended September 30, 2013.

Third Quarter 2013 Highlights

▪	Revenue of $3.1 million, up 43.1% from $2.2 million in Q3 2012
▪	Modified EBITDA* of $136,300, compared to $(37,300) in Q3 2012

 Nine Months Ended September 30, 2013 Highlights

▪	Revenue of $8.5 million, up 78.7% from $4.8 million during the first nine months of 2012
▪	Modified EBITDA of $191,900 compared to $(95,700) for the first three quarters of 2012

On a consolidated basis, for the first nine months of 2013, the Company reported record revenue of $8,497,600, with a modified EBITDA, including non-controlling interest, of $191,900, compared to consolidated revenues of $4,752,900 and a modified EBITDA of ($95,700) for the same period 2012. “Management is very pleased to have sustained our record growth in both our service and technology divisions and reported positive earnings despite continuing to invest in our Paragon technology,” stated John Combs, CEO of Strategic Environmental & Energy Resources. “Our industrial cleaning segments, REGS and Tactical, increased their combined revenue to approximately $5.95 million for the first nine months of 2013 up from $3.75 million for the same period 2012; and our technology division, MV, reported revenues of just over $2.5 million for the first nine months of 2013 compared to less than $1.0 million for the same period 2012.”

Mike Cardillo, President of REGS, said, “We expect this level of revenue at REGS and Tactical to continue for at least the next two quarters based on current demand for our services and foreseeable customer project projections.”

The Company’s affiliate, Paragon Waste Solutions, recently received a second order and a placement-fee deposit for the installation of its large, 2,000 lbs per cycle medical waste destruction unit implementing its patent-pending, waste treatment technology, CoronaLux™. The unit is expected to be delivered to the customer the first quarter 2014. “This marks a milestone in the Company’s go-to-market plan and culminates three years of hard work by everybody in the Company,” said Combs. “Further, this corroborates one of our revenue models for Paragon: leverage centralized collection programs by partnering with existing waste treatment providers, and license, as opposed to sell, our technology for an on-going revenue stream. In addition to this model, we are continuing our discussions with both large and smaller-scale hospitals and clinics with the objective of placing our technology on site in order to save the customer tremendous transportation, collection and incineration or landfill costs while reducing their carbon footprint and preventing the creation of tons of harmful gasses.”

In response to increasing customer interest and international inquiries, the Company has commenced an aggressive manufacturing program and has multiple units being built to fulfill current and anticipated demand in several vertical markets. In addition to the medical waste opportunities, the Company also expects to soon deploy a Paragon CoronaLux™ system into the refinery market to demonstrate the technology as the cleanest, safest and most cost-effective method for complete destruction of harmful volatile organic compounds (VOC) and minimize or eliminate the constant need for replacing expensive activated carbon; a product that only captures (as opposed to eliminating) VOC and then needs to be landfilled or destroyed as a hazardous waste. Once demonstrated, the Company intends to market the technology by leveraging its existing and long-established refinery customers developed over almost two decades of service work in the down-stream petroleum industry.

* “Modified EBITDA” is a non-GAAP financial measure and means earnings before interest, taxes depreciation, amortization, and share-based compensation expenses.

About Strategic Environmental & Energy Resources, Inc.

Reports filed with the SEC by The Company are available at www.SEC.gov.

Strategic Environmental & Energy Resources, Inc. is a leading provider of products and services to the, renewable energy, oil and gas E&P, refining, and waste management industries. The Company has three wholly-owned operating subsidiaries: REGS, LLC, Tactical Cleaning Company, MV Technologies, LLC; and a majority-owned subsidiary, Paragon Waste Solutions, LLC, with its proprietary and patent-pending CoronaLux™ technology.

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning. Specifically, statements about demand for, and effectiveness of, the Company’s products and services are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.